Exhibit 4.29

FBG FINANCE PTY LTD

ABN 32 071 508 702

Issuer

AND

FOSTER’S GROUP PTY LTD

ABN 49 007 620 886

Guarantor

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of ●, 2016

To the Indenture, dated as of June 28, 2005,

among FBG Finance Pty Ltd,

Foster’s Group Pty Ltd

and

Deutsche Bank Trust Company Americas

-i-

FIRST SUPPLEMENTAL INDENTURE, dated as of ●, 2016 (the “First Supplemental Indenture”), among FBG FINANCE PTY LTD (A.B.N. 32 071 508 702), a corporation duly organized and existing under the laws of Australia, as Issuer (herein called the “Company”), having its principal address at Level 5, 77 Southbank Boulevard, Southbank, Victoria 3006, Australia, FOSTER’S GROUP PTY LTD (A.B.N. 49 007 620 886), a corporation duly organized and existing under the laws of Australia, as Guarantor (herein called the “Guarantor”), having its principal office at Level 5, 77 Southbank Boulevard, Southbank, Victoria 3006, Australia and DEUTSCHE BANK TRUST COMPANY AMERICAS, a duly organized and existing New York banking corporation, as Trustee hereunder (herein called the “Trustee”) to the Indenture, dated as of June 28, 2005, among the Company, the Guarantor and the Trustee (the “Base Indenture”, and as supplemented and amended hereby, the “Indenture”).

RECITALS OF THE COMPANY AND THE GUARANTOR

WHEREAS, the Company issued US$300,000,000 principal amount of its 5.875% Notes due 2035 (the “Notes”) on the terms set out in the Officer’s Certificate dated as of June 28, 2005, guaranteed as to the payment of principal and interest owing by the Company with respect to the Notes pursuant to a guarantee issued by the Guarantor;

WHEREAS, Section 902 of the Base Indenture provides that modifications of and amendments to the Base Indenture or to the Notes may be made with the consent of the registered holders (the “Holders”) of a majority of the aggregate principal amount of the outstanding Notes and Section 513 of the Base Indenture permits Holders of a majority of the aggregate principal amount of the outstanding Notes to waive certain defaults and their consequences by written notice to the Company, the Guarantor and the Trustee;

WHEREAS, the Company has obtained the consent (the “Consent”) of Holders constituting a majority of the aggregate principal amount of the Notes outstanding through a consent solicitation (the “Solicitation”), whereby such Holders approved the proposed amendments, release and waivers to the terms and conditions of the Notes, the Guarantee and the Base Indenture (together, the “Note Documents”) and waived any otherwise applicable requirement of the Notes Documents regarding the holding or notice of a meeting of the Holders in connection therewith, all on the terms set forth in and as more fully described in the Solicitation documents (such amendments, release, waivers and redesignation collectively referred to as the “Amendments”);

WHEREAS, the Company has delivered evidence of the Consent to the Trustee, and all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture by the parties hereto and to make this First Supplemental Indenture valid and binding on the Company and the Guarantor have been complied with or performed or validly waived, including, without limitation, the Company’s payment of the applicable consent payment to the Holders in accordance with the Solicitation documents;

WHEREAS, pursuant to Section 902 of the Base Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture;

WHEREAS, the Amendments to the Note Documents will be conclusive and binding on all Holders of the Notes whether or not they have consented to the Amendments; and

WHEREAS, the Company and the Guarantor wish to enter into this First Supplemental Indenture to supplement the Note Documents to reflect the approved Amendments upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantor and the Trustee mutually agree as follows:

ARTICLE I

PROVISIONS OF GENERAL APPLICATION

SECTION 1.01	Definitions.

Unless otherwise defined in this First Supplemental Indenture, all terms used in this First Supplemental Indenture shall have the meanings assigned to them in the Base Indenture.

SECTION 1.02	Amendments.

(a) Any definitions used exclusively in the provisions of the Notes Documents that are deleted pursuant to the amendments set forth under this First Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Notes Documents, and all textual references in the Notes Documents exclusively relating to paragraphs, Sections, Clauses or other terms or provisions of the Notes Documents that have otherwise been deleted pursuant to this First Supplemental Indenture are hereby deleted in their entirety and shall be of no further force and effect and shall no longer apply to the Notes Documents.

(b) The following paragraph of Section 204 of the Base Indenture and the corresponding paragraph in the Guarantee relating to the Notes shall be deleted in its entirety and this paragraph shall be of no further force and effect and shall no longer apply to the Notes Documents:

Subject to certain limitations in the Indenture, at any time when the Guarantor is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor exempt from reporting requirements pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of a Holder of a Security or of a beneficial owner of an interest in a Global Security, the Guarantor will promptly furnish or cause to be furnished Rule 144A Information (as defined below) to such Holder or beneficial owner, or to a prospective purchaser of a Security or a beneficial interest in a Global Security designated by such Holder or beneficial owner of such interest in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act of 1933 (the “Securities Act”). “Rule 144A Information” shall be such information as is specified pursuant to paragraph (d)(4) of Rule 144A (or any successor provision thereto), as such provisions (or successor provision) may be amended from time to time.

(c) The Base Indenture shall hereby be amended by deleting the following Sections, except to the extent otherwise provided below, and these Sections shall be of no further force and effect, and shall no longer apply to the Notes Documents and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

Clauses (5) and (11) of Section 501 (Events of Default)

Section 703 (Reports by Company and the Guarantor)

Section 1004 (Statement by Officers as to Default)

Section 1005 (Existince)

Section 1006 (Payment of Taxes and Other Claims)

Section 1008 (Limitation on Liens)

Section 1009 (Limitation on Sale and Leaseback)

Section 1010 (Delivery of Certain Information)

Section 1011 (Resale of Certain Securities)

(d) Section 801 of the Base Indenture shall be deleted in its entirety and replaced with the following:

The Issuer or Guarantor shall not consolidate or merge with or into another Person unless the Person formed by or surviving any such consolidation or merger (if other than the Issuer or Guarantor) assumes all the obligations of the Issuer or Guarantor, as applicable, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee under the Notes, the Guarantees and the Fiscal and Paying Agency Agreement.

(e) The failure to comply with any of the terms and conditions of the Notes set forth in clauses (a), (b), (c) and (d) above shall no longer constitute an Event of Default under the Indenture with respect to the Notes and shall no longer have any consequences under the Indenture or the Notes.

SECTION 1.03	Release of Liability Relating to Solicitation Process.

At and from the execution of this Supplemental Indenture, the Company, the Guarantor and the Trustee are deemed released by the Holders of the Notes from any liability, breach, default or event of default arising under the Indenture in relation to effecting the Amendments through the Solicitation procedure.

ARTICLE II

MISCELLANEOUS PROVISIONS

SECTION 2.01	Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.02	Severability Clause.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.03	Benefits of Instrument.

Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture or the Indenture.

SECTION 2.04	Effectiveness.

This First Supplemental Indenture will become effective upon its execution and delivery.

SECTION 2.05	Ratification and Integral Part.

The Indenture as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture will be deemed an integral part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 2.06	Priority.

This First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Note Documents to the extent the Note Documents are inconsistent herewith.

SECTION 2.07	Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture by the parties hereto shall bind their respective successors and assigns, whether so expressed or not.

SECTION 2.08	The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

SECTION 2.09	Governing Law.

This First Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, but without regard to the principles of conflicts of laws thereof; provided, however, that all matters governing the authorization and execution of this First Supplemental Indenture by the Company and the Guarantor shall be governed by and construed in accordance with the laws of the State of Victoria, Australia and the Commonwealth of Australia.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed in • as of the day and year first above written.

FBG FINANCE PTY LTD

By:
Name:
	Title:	Authorized Officer

FOSTER’S GROUP PTY LTD

By:
Name:
	Title:	Authorized Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS as Trustee

By:
Name:
	Title:	Authorized Officer